Exhibit (a)(31)

For Immediate Release

LIONSGATE URGES SHAREHOLDERS TO CONTINUE TO REJECT THE ICAHN GROUP’S OFFER AND NOT TENDER THEIR SHARES

Offer Remains Financially Inadequate, Coercive and

Not in the Best Interests of Lionsgate, its Shareholders and Other Stakeholders

SANTA MONICA, Calif., and VANCOUVER, British Columbia, June 4, 2010 — Lionsgate (NYSE: LGF) today announced that its Board of Directors, in consultation with its financial and legal advisors, has determined, by unanimous vote of the directors present and upon the unanimous recommendation of the Special Committee of the Board, that the unsolicited offer from Carl Icahn and certain of his affiliated entities (the “Icahn Group”) to purchase up to all of the common shares of Lionsgate for U.S.$7.00 per share continues to be financially inadequate and coercive and not in the best interests of Lionsgate, its shareholders and other stakeholders.

In making its determination, the Board concluded that the elimination of the minimum tender condition to the offer has exacerbated the fundamental deficiencies of the offer.  Accordingly, the Board recommends that shareholders continue to reject the Icahn Group’s unsolicited offer and NOT tender their shares into the offer and for those who have tendered, to withdraw them.

In recommending that Lionsgate shareholders reject the Icahn Group’s inadequate offer and not tender their shares, the Board considered, among other things, that the offer price has not changed -- it remains financially inadequate and does not reflect the full value of the Lionsgate shares. The financial inadequacy of the Icahn Group’s offer has become more pronounced since the time that the original offer was launched as Lionsgate continues to successfully execute its business strategy.  The Company’s record performance in fiscal year 2010 in terms of revenues, EBITDA and adjusted EBITDA, as disclosed on June 1, 2010, as well as significant improvements in net loss and cash flow underscores the inadequacy of the offer.  Views of Wall Street analysts have also changed to reflect a higher value for Lionsgate, and the average price target of Wall Street analysts for Lionsgate shares as of June 3, 2010 is at a 26.4% premium to the Icahn Group’s offer price of U.S.$7.00 per share.

The Company noted that it was pleased by the continued strong support of its shareholders, who have again resoundingly rejected the Icahn Group’s U.S.$7.00 per share offer.  Less than 4% of Lionsgate’s outstanding shares have been tendered since the Icahn Group announced their original offer on March 1, 2010.

The basis for the Board’s recommendation is set forth in Lionsgate’s amended Schedule 14D-9, which was filed today and is available on the Securities and Exchange Commission’s (the “SEC”) website, www.sec.gov, and the notice of change to directors’ circular, which is available at www.sedar.com.  In addition, the amended Schedule 14D-9 filing, the notice of change to directors’ circular, this press release and other materials related to the Icahn Group’s unsolicited offer are available in the “Investor” section of Lionsgate’s website at www.lionsgate.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Shareholders that have tendered their shares can withdraw them. For assistance in withdrawing shares, shareholders can contact their broker or Lionsgate’s information agent, MacKenzie Partners, Inc., at the address, phone number and email address below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone: (800) 322-2885 (Toll-Free)

(212) 929-5500 (Collect)

Email: Lionsgate@mackenziepartners.com

Morgan Stanley & Co. Incorporated is serving as financial advisor to Lionsgate and Heenan Blaikie LLP is serving as legal advisor.  Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate Board of Directors and Wachtell, Lipton, Rosen & Katz is serving as U.S. legal advisor and Goodmans LLP is serving as Canadian legal advisor.

About Lionsgate

About Lionsgate

Lionsgate (NYSE: LGF) is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets.   Lionsgate currently has 15 shows on more than 10 networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men”, “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and “Running Wilde” and the syndication successes “Tyler Perry’s House Of Payne”, its spinoff “Meet The Browns” and “The Wendy Williams Show”.

Its feature film business has generated such recent hits as TYLER PERRY’S WHY DID I GET MARRIED TOO, KICK ASS, which opened at #1 at the North American box office and the critically-acclaimed PRECIOUS, which garnered nearly $50 million at the North American box office and won two Academy Awards(R).   The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate.  Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate has filed a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and mailed such proxy statement to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of

Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2010, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive proxy statement filed with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and may also be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2010 Annual Report on Form 10-K filed with the SEC on June 1, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.

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Contacts:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com

Jamie Moser / Annabelle Rinehart

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449